Exhibit 99.1

CONTACT:	John Gappa
Senior Vice President and CFO
Universal Hospital Services, Inc.
(952) 893-3292

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES FIRST QUARTER EARNINGS

Bloomington, Minnesota, April 29, 2003/PR Newswire – Universal Hospital Services, Inc., (“UHS”) today announced financial results for the first quarter ended March 31, 2003.

Equipment outsourcing revenues were $35.7 million for the first quarter of 2003, representing a $2.9 million or 8.9% increase from equipment outsourcing revenues of $32.8 million for the same period of 2002. Sales of supplies and equipment and other grew to $3.5 million in the first quarter of 2003, representing a 13.8% increase from the prior year. Service revenues were $3.3 million for the period, an increase of 33.1% from the same period in 2002. Total revenues were $42.6 million for the first quarter of 2003 representing a $4.2 million or 10.9% increase from total revenues of $38.4 million for the same period of 2002. Penetration of existing customers, an increase in total customers of 3.9%, and the increased focus on technical and professional services and medical equipment remarketing contributed to the overall growth in revenues.

President and CEO, Gary D. Blackford, commenting on the quarter said, “Our first quarter results reflect another quarter of solid growth and focus on executing on our stated strategies of expanding our non-capital revenue sources. Robust growth of our service revenue of 33.1% and strong equipment sales revenue growth are indicators of this success. We are particularly pleased with our double digit growth in both net income and cash flow from operations.”

Gross profit grew by 12.1% to $20.2 million during the quarter on the strength of the revenue growth and improvements in the gross profit margin of .5 percentage point to 47.6%. Gross profit margin improved during the quarter as a result of depreciation expense as a percent of total revenue decreasing from 18.8% to 18.4%.

Net income was $2.6 million for the quarter, representing a 33.6% or $0.6 million increase from the net income of $2.0 million for the same period of 2002. The increase resulted from revenue growth combined with a reduction in interest expense and a higher gross margin on the sales of supplies and equipment.

Net cash provided by operating activities grew by 12.2% to $6.8 million. Strong net income performance and deferred taxes offset the increased working capital usage.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $17.4 million versus $15.7 million for the prior year, a $1.7 million or 11.2% increase.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including EBITDA; we believe this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measure is included in this release.

We will conduct a conference call regarding the First Quarter 2003 results on Wednesday, April 30 at 10:00 AM CDT. To participate, you may call 1-866-250-9607 and indicate you would like to join in the UHS Quarter End call with Gary D. Blackford as the leader. A taped replay of this call will be available from 2:00 PM CDT on April 30th until 4:00 PM CDT on May 6th. The “Encore Dial-in” number is: 1-800-642-1687, confirmation # 9956965. A transcript of the first quarter conference call will be available on the press release page of our website at www.uhs.com on May 1, 2003.

Based in Bloomington, Minnesota, Universal Hospital Services is a leading nationwide provider of medical technology outsourcing and services to more than 5,900 acute care hospitals and alternate site providers and major medical equipment manufacturers. Our services fall into three general categories: Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. We provide a comprehensive range of support services, including equipment delivery, training, technical and educational support, inspection, maintenance and complete documentation. Universal Hospital Services currently operates through 65 district offices and 13 regional service centers, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.

3800 W. 80th Street, Suite 1250

Bloomington, MN 55431-4442

952-893-3200

www.uhs.com

* * * * * * * * * * * *

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: We believe statements in this release looking forward in time involve risks and uncertainties. The following factors, among others, could adversely effect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: the Company’s history of net losses and substantial interest expense since its 1998 recapitalization; the Company’s need for substantial cash to operate and expand its business as planned; the Company’s substantial outstanding debt and debt service obligations; restrictions imposed by the terms of the Company’s debt; the Company’s ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the Company’s relationships with certain key suppliers and any adverse developments concerning these suppliers; the absence of long-term commitments with customers; the Company’s ability to renew contracts with group purchasing organizations; the write-off or acceleration of the amortization of goodwill; the Company’s ability to acquire adequate insurance to cover claims; the fluctuation in our quarterly operating results; adverse regulatory developments affecting, among other things, the ability of our customers to obtain reimbursement of payments made to the Company; changes and trends in customer preferences, including increased purchasing of movable medical equipment; difficulties or delays in our continued expansion into certain markets and developments of new markets; additional credit risks in increasing business with home care providers and nursing homes; consolidations in the healthcare industry; unanticipated costs or difficulties or delays in implementing the components of our strategy and plan and possible adverse consequences relating to our ability to successfully integrate recent acquisitions; effect of and changes in economic conditions, including inflation and monetary conditions; actions by competitors; and the availability of and ability to retain qualified personnel. These and other risk factors are detailed in the Company’s Securities and Exchange Commission filings.

UHS 1st Quarter 2003

29-April-03

UNIVERSAL HOSPITAL SERVICES, INC.

BALANCE SHEETS

(dollars in thousands except share and per share information)

ASSETS
	March 31, 2003	December 31, 2002
	(unaudited)
Current assets:

Accounts receivable, less allowance for doubtful accounts of $1,700 and $1,800 at March 31, 2003 and December 31, 2002, respectively	$32,162	$29,807
Inventories	3,561	2,983
Deferred income taxes	2,763	3,062
Other current assets	1,344	1,700

Total current assets	39,830	37,552

Property and equipment, net:

Movable medical equipment, net	118,966	118,409
Property and office equipment, net	5,730	5,746

Total property and equipment, net	124,696	124,155

Intangible assets:

Goodwill	35,608	35,608
Other, primarily deferred financing costs, net	3,753	3,948
Other intangibles, net	885	873

Total assets	$204,772	$202,136

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Current portion of long-term debt	$539	$251
Accounts payable	8,336	11,078
Accrued compensation and pension	6,540	7,060
Accrued interest	1,366	4,962
Other accrued expenses	2,090	1,697
Book overdrafts	17	2,712

Total current liabilities	18,888	27,760

Long-term debt, less current portion	208,046	200,555
Deferred compensation and pension	4,784	4,869
Deferred income taxes	4,474	3,062

Series B, 13% Cumulative Accruing Pay-In-Kind Stock, $0.01 par value; 25,000 shares authorized, 6,246 shares issued and outstanding at March 31, 2003 and December 31, 2002, net of unamortized discount, including accrued stock dividends	10,032	9,672

Common stock subject to put	11,594	11,576

Commitments and contingencies

Shareholders’ deficiency:

Common stock, $0.01 par value; 35,000,000 shares authorized, 11,394,320 and 11,394,320 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	114	114
Additional paid-in capital	6,857	6,876
Accumulated deficit	(57,681)	(59,959)
Deferred compensation	(604)	(657)
Accumulated other comprehensive loss	(1,732)	(1,732)

Total shareholders’ deficiency	(53,046)	(55,358)

Total liabilities and shareholders’ deficiency	$204,772	$202,136

UHS 1st Quarter 2003

29-April-03

Universal Hospital Services, Inc.

Statements of Income

(dollars in thousands)

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Revenues:

Equipment outsourcing	$35,721	$32,802
Sales of supplies and equipment and other	3,524	3,098
Service	3,311	2,488

Total revenues	42,556	38,388

Costs of equipment outsourcing and sales:

Cost of equipment outsourcing and service	12,042	10,884
Movable medical equipment depreciation	7,852	7,206
Cost of supplies and equipment sales	2,420	2,236

Total costs of equipment outsourcing and sales	22,314	20,326

Gross profit	20,242	18,062

Selling, general and administrative	11,476	10,415

Operating income	8,766	7,647

Interest expense	4,351	4,557

Income before income taxes	4,415	3,090

Provision for income taxes	1,778	1,116

Net income	$2,637	$1,974

Interest expense	4,351	4,557
Income tax expense	1,778	1,116
Depreciation and amortization	8,664	8,028

EBITDA	$17,430	$15,675

Additional information
EBITDA as a percentage of total revenues	41.0%	40.8%
Movable medical equipment (approximate number of units at end of period)	142,000	126,000
Offices (at end of period)	65	62
Number of hospital customers (at end of period)	2,800	2,650
Number of total customers (at end of period)	5,900	5,650

UHS 1st Quarter 2003

29-April-03

	Percent of Total Revenues		Percent Increase (Decrease)
	Three Months Ended March 31,		Qtr 1 2003 Over Qtr 1 2002
	2003	2002
Revenues:

Equipment outsourcing	83.9%	85.4%	8.9%
Sales of supplies and equipment and other	8.3%	8.1%	13.8%
Services	7.8%	6.5%	33.1%

Total revenues	100.0%	100.0%	10.9%

Costs of equipment outsourcing and sales:

Cost of equipment outsourcing and service	28.3%	28.3%	10.6%
Movable medical equipment depreciation	18.4%	18.8%	9.0%
Cost of supplies and equipment sales	5.7%	5.8%	8.2%

Total costs of equipment outsourcing and sales	52.4%	52.9%	9.8%

Gross profit	47.6%	47.1%	12.1%

Selling, general and administrative	27.0%	27.2%	10.2%

Operating income	20.6%	19.9%	14.6%

Interest expense	10.2%	11.8%	(4.5%)

Income before income taxes	10.4%	8.1%	42.9%

Provision for income taxes	4.2%	3.0%	59.3%

Net income	6.2%	5.1%	33.6%

UHS 1st Quarter 2003

29-April-03

Universal Hospital Services, Inc.

Statements of Cash Flows

(dollars in thousands)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:	(unaudited)
Net income	$2,637	$1,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,378	7,687
Amortization of intangibles	286	319
Accretion of bond discount	132	132
Provision for doubtful accounts	218	283
Non-cash stock-based compensation expense	53	80
Loss on sales/disposal of equipment	93	129
Deferred income taxes	1,711	1,097
Changes in operating assets and liabilities, net of impact of acquisition:
Accounts receivable	(2,573)	(1,143)
Inventories and other operating assets	(232)	(150)
Accounts payable and accrued expenses	(3,858)	(4,308)

Net cash provided by operating activities	6,845	6,100

Cash flows from investing activities:
Movable medical equipment purchases	(11,329)	(9,010)
Property and office equipment purchases	(502)	(392)
Proceeds from disposition of movable medical equipment	419	171
Other	(103)	(179)

Net cash used in investing activities	(11,515)	(9,410)

Cash flows from financing activities:
Proceeds under loan agreements	20,450	17,550
Payments under loan agreements	(13,086)	(14,223)
Repurchase of common stock	—	(12)
Payment of deferred financing cost	—	94
Proceeds from issuance of common stock, net of offering costs	—	5
Change in book overdraft	(2,694)	(104)

Net cash provided by financing activities	4,670	3,310

Net change in cash and cash equivalents	$—	$—

Supplemental cash flow information:
Interest paid	$7,814	$7,865

Income taxes paid	$94	$16

Movable medical equipment purchases in accounts payable	$3,324	$5,450

Movable medical equipment additions	$8,919	$8,519